DIRECTOR AGREEMENT

THIS DIRECTOR AGREEMENT (this “Agreement”) is made and entered into this effective as of this _6th_ day of December 2018 (the “Effective Date”), by and between MARIZYME, INC., a Nevada corporation (the “Company”) and Terry Brostwin, an individual (the “Director”).

RECITALS:

WHEREAS, the Company has appointed the Director to serve on the Board of Directors of the Company (the “Board”) pursuant to this Agreement; and

WHEREAS, the Director has been appointed to the Board of Directors of the Company pursuant to the terms set forth herein and in accordance with the provisions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the Director’s services to the Company as a member of the Board and intending to be legally bound hereby, the Company and the Director hereby agree as follows:

AGREEMENT:

1.Term. The term of the Director’s appointment commences on December 6, 2018 (the “Commencement Date”) and shall expire upon the Director’s resignation or removal from office in pursuant to the terms of this Agreement, the Company’s then current Articles of Incorporation as may be amended from time to time, or any applicable laws, rules or regulations (the “Expiration Date”). In the event that the Director’s successor has not been elected or appointed as of the Expiration Date, the Director agrees to continue to serve hereunder until such successor has been duly elected and qualified.

2.Compensation. In exchange for the Director’s service as a member of the Board, as of the Effective Date, the Company agrees to compensate the Director, and the Director agrees to accept the following compensation set forth on Schedule A subject to the terms herein. In the event that the Director serves less than a full year on the Board, or any committee thereof, the Company shall only be obligated to pay the pro rata portion of such “Cash Compensation” as set forth on Schedule A hereto to the Director for services performed during such year. Furthermore, all unvested “Equity Compensation” set forth on Schedule A hereto shall be forfeited and shall not accelerate in the event the Director serves less than a full year on the Board.

3.Duties. The Director shall exercise all powers in good faith and in the best interests of the Company, including but not limited to, the following:

(a)Director shall attend, either in person, by teleconference, by other electronic means, or in such manner as designated by the Board, the three Quarterly Meeting and the one Annual Meeting of the Board of Directors and the meetings of the various committees to which the Director has been appointed.

(b)Conflicts of Interest/Applicable law. In the event that the Director has a direct or indirect financial or personal interest in a contract or transaction to which the company is a party, or the Director is contemplating entering into a transaction that involves use of corporate assets or competition against the Company, the Director shall promptly disclose such potential conflict to the applicable Board committee and proceed as directed by such committee or the Board, as applicable. The Director acknowledges the duty of loyalty and the duty of care owed to the Company pursuant to Delaware law and agrees to act in all cases in accordance with applicable law.

(c)Corporate Opportunities. Whenever the Director becomes aware of a business opportunity, related to the Company’s business, which one could reasonably expect the Director to make available to the Company, the Director shall promptly disclose such opportunity to the applicable Board committee and proceed as directed by such committee.

(d)Confidentiality. The Director agrees and acknowledges that, by reason of the nature of the Director’s duties on the Board, the Director will have or may have access to and become informed of proprietary, confidential and secret information which is a competitive asset of the Company (“Confidential Information”), including, without limitation, any lists of customers or suppliers, distributors, financial statistics, research data or any other statistics and plans or operation plans or other trade secrets of the Company and any of the foregoing which belong to any person or company but to which the Director has had access by reason of the Director’s relationship with the Company. The term “Confidential Information” shall not include information which: (i) is or becomes generally available to the public other than as a result of a disclosure by the Director or Director’s representatives; or (ii) is required to be disclosed by the Director due to governmental regulatory or judicial process. The Director agrees faithfully to keep in strict confidence, and not, either directly or indirectly, to make known, divulge, reveal, furnish, make available or use (except for use in the regular course of employment duties) any such Confidential Information. The Director acknowledges that all manuals, instruction books, price lists, information and records and other information and aids relating to the Company’s business, and any and all other documents containing Confidential Information furnished to the Director by the Company or otherwise acquired or developed by the Director, shall at all times be the property of the Company. Upon termination of the Director’s services hereunder, the Director shall return to the Company any such property or documents which are in the Director’s possession, custody or control, but this obligation of confidentiality shall survive such termination until and unless any such Confidential Information shall have become, through no fault of the Director, generally known to the public. The obligations of the Director under this subsection are in addition to, and not in limitation or preemption of, all other obligations of confidentiality which the Director may have to the Company under general legal or equitable principles.

(e)Non-competition and Non-solicitation. The Director agrees that commencing on the Commencement Date and for a period of one year after the Expiration Date, the Director will not without the written consent of the Company, either individually or as owner, partner, agent, employee, or consultant, engage in any activity that involves the development of enzyme therapy methods for the prevention, treatment, and/or amelioration of and/or therapy for wound care, thrombosis, oral mucositis, dental cleaning or disease, HIV in humans, and will not on the Director’s own behalf, or on behalf of any third party, directly or indirectly hire, discuss employment with, or recommend to any third party the employment of any employee of the Company or any of its affiliates who was actively employed by the Company or an affiliate during the term of this Agreement without regard to whether that employee has subsequently terminated his or her employment with the Company. The Director may continue to engage in any research, treatment or drug development activities and clinical trials for third parties so long as such activities exclude the dissemination or disclosure of the Company’s Confidential Information and such activities are disclosed to the Company. If at any time during the term of this Agreement there is doubt as to whether the Director’s professional activities comport with the terms of this Section 3(d), the Director must obtain consent from the Company in order to engage in the relevant activity, which consent will not be unreasonably withheld.

(f)Insider Trading Policies and Code of Ethics. The Director agrees to abide by and follow all such procedures set forth in the Company’s Insider Trading Policy, Code of Ethics and any similar policy, code or document governing the conduct of directors of the Company as in existence now or at any time during the term of this Agreement.

4.Expenses. Upon submission of adequate documentation by the Director to the Company, the Director shall be reimbursed for all reasonable expenses incurred in connection with the Director’s position as a member of the Board.

5.Indemnity. The Company and the Director agree that indemnification with respect to the Director’s service on the Board shall be governed by laws of the State of Nevada and the Company’s Bylaws and Aritcles of Incorporation.

6.Withholding. The Director agrees to cooperate with the Company to take all steps necessary or appropriate for the withholding of taxes by the Company required under law or regulation in connection herewith, and the Company may act unilaterally in order to comply with such laws.

7.Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns.

8.Recitals. The recitals to this Agreement are true and correct and are incorporated herein, in their entirety, by this reference.

9.Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

10.Headings and Captions. The titles and captions of paragraphs and subparagraphs contained in this Agreement are provided for convenience of reference only, and shall not be considered terms or conditions of this Agreement.

11.Neutral Construction. Neither party hereto may rely on any drafts of this Agreement in any interpretation of the Agreement. Both parties to this Agreement have reviewed this Agreement and have participated in its drafting and, accordingly, neither party shall attempt to invoke the normal rule of construction to the effect that ambiguities are to be resolved against the drafting party in any interpretation of this Agreement.

12.Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

13.Miscellaneous. This Agreement shall be construed under the laws of the State of Nevada, without application to the principles of conflicts of laws. This Agreement and the Indemnification Agreement constitute the entire understanding between the parties with respect to the Director’s service on the Board of the Company, and there are no prior or contemporaneous written or oral agreements, understandings, or representations, express or implied, directly or indirectly related to this Agreement that are not set forth or referenced herein. This Agreement supersedes all negotiations, preliminary agreements, and all prior and contemporaneous discussions and understandings of the parties hereto and/or their affiliates with respect to the Director’s service on the Board of the Company. The Director acknowledges that he has not relied on any prior or contemporaneous discussions or understandings in entering into this Agreement. The terms and provisions of this Agreement may be altered, amended or discharged only by the signed written agreement of the parties hereto.

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IN WITNESS WHEREOF, the parties hereto have executed this Director Agreement as of the Effective Date.

MARIZYME, INC., a Nevada corporation	DIRECTOR: Terry Brostwin

By: /s/ Juan Francico Gutierrez	By: /s/ Terry Brostwin
Name: Juan Francico Gutierrez
Title: Director

SCHEDULE A

Cash Compensation:

The Director shall be entitled to no cash compensation for service on the Board as compensation effective December 5, 2018.

Equity Compensation:

The Director shall be entitled to options to purchase 140,000 shares of the Company’s common stock, at an exercise price equal to $1.50, for service on the Board through the one year anniversary of the Commencement Date of which 80,000 shall fully vest as of such date and the remaining 60,000 shall vest monthly over the course of 12 months. Thereafter, the Director shall be entitled to additional options to purchase shares of the Company’s common stock at an exercise price equal to the closing price of the Company’s common stock on the date, for each full year of service on the Board to be jointly determined in the future. All such options shall fully vest one year following the date of grant.